                                                                      EXHIBIT 11

                   MECKLERMEDIA CORPORATION AND SUBSIDIARIES
                   -----------------------------------------

         STATEMENT REGARDING COMPUTATION OF PER SHARE EARNINGS (LOSS)
         ------------------------------------------------------------

                                  (UNAUDITED)
                                  -----------

                   (In thousands, except per share amounts)
                   ----------------------------------------

                                           Three Months Ended        Nine Months Ended
                                                June 30                   June 30
                                            -------------------     --------------------
                                             1997         1996         1997        1996
                                             ----         ----         ----        ----

NET INCOME (LOSS)                           $(1,928)      $  513      $3,664      $(1,967)
                                            =======       ======      ======      =======

WEIGHTED AVERAGE COMMON SHARES
     OUTSTANDING                              8,512        8,448       8,501        8,405

DILUTIVE STOCK OPTIONS AND WARRANTS              --          272         272           --
                                            -------      -------      ------      -------
TOTAL PRIMARY COMMON SHARES AND
     EQUIVALENTS                              8,512        8,720       8,773        8,405
                                            =======      =======      ======      =======

PRIMARY EARNINGS (LOSS) PER COMMON
     SHARE                                  $ (0.23)      $ 0.06      $ 0.42      $ (0.23)
                                            =======       ======      ======      =======

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